Exhibit 10.31

Amendment 2016-1

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended, effective January 14, 2016, as follows:

1.A new Paragraph (3) is added to Section 4.01(a) of the Plan ("Elections"), immediately after Paragraph (2) and immediately before the current Paragraph (3), and subsequent sections and cross-references are amended accordingly, such new Paragraph to read as follows:

"(3)Each Eligible Employee as of November 15, 2015 who (A) is determined by the Committee or its delegate, in accordance with uniform and nondiscriminatory procedures, to have elected to contribute to the Plan as Salary Deferrals and/or Roth Contributions a percentage of Compensation attributable to the annual discretionary performance bonus that is less than the maximum percentage of Matching Contributions for which the Eligible Employee is eligible under Section 4.05(a) and (B) does not otherwise make an affirmative election to the contrary, shall be deemed to have made an election, effective January 14, 2016, to increase the reduction in his or her Compensation attributable to his annual discretionary performance bonus by such amount as the Committee or its delegate determines in accordance with uniform and nondiscriminatory procedures is necessary for the Eligible Employee to receive the maximum Matching Contribution for which the Eligible Employee would be eligible under Section 4.05(a) and to contribute such amount to the Plan as Salary Deferrals (or as Roth 401(k) Contributions if the Eligible Employee has an election in effect as of November 15, 2015 to designate 100% of his Salary Deferrals as Roth 401(k) Contributions); provided, however, that if the Committee or its delegate determines in accordance with uniform and nondiscriminatory procedures that the Eligible Employee is expected to reach the limit described under Section 5.01(a) before December 31, 2016, the Eligible Employee shall not be deemed to have made an election to change his contribution percentages under this Paragraph."

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In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2016-1 to the Devon Energy Corporation Incentive Savings Plan to be executed this 5th day of January, 2016.

DEVON ENERGY CORPORATION

By: _/s/ Frank W. Rudolph__________________

Name:  Frank W. Rudolph

Title:  Executive Vice President, Human Resources

[Signature Page to Amendment 2016-1

to the Devon Energy Corporation Incentive Savings Plan]

DB1/ 85572015.4